Exhibit 10.10

LOCKHEED MARTIN CORPORATION
AMENDED AND RESTATED DIRECTORS EQUITY PLAN

2024 Amendment
Conflict of Interest Distribution Changes

The Board of Directors of Lockheed Martin Corporation (“Corporation”) wishes to amend the Lockheed Martin Corporation Amended and Restated Directors Equity Plan (“Plan”) to permit distributions upon a conflict of interest. Accordingly, the Plan is amended as follows, effective as of October 1, 2024.
1.Section 4.4 of the Plan is amended and restated to add a new subsection (g) to read as follows:
(g)Acceleration Upon Conflict of Interest. Notwithstanding the benefits distribution rules under this Section 4.4 and a Director’s corresponding distribution elections, if following a Director’s termination as a Director, the Director takes a position (or accepts a position) with a governmental entity, agency, or instrumentality and that employer has determined that the Director’s continued participation in the Plan may constitute a conflict of interest precluding the Director from continuing in their position (or from accepting an offered position) with that employer or subjecting the Director to penalty, sanction, or otherwise limiting the Director’s responsibilities for that employer, then, to the extent reasonably necessary, the vested portion of the Director’s Accounts shall be distributed to them in a lump sum as soon as practical (but no later than 90 days) following the later of (i) the date on which the Director commences employment with the government employer; or (ii) the date on which it is determined or indicated that the conflict of interest may exist; provided, however, that if a distribution in accordance with the provisions of this Section 4.4(g) from the Director’s Stock Unit Account would otherwise result in a nonexempt short-swing transaction under Section 16(b) of the Exchange Act, the date of distribution with respect to such Stock Unit Account to such Director shall be delayed until the earliest date upon which the Corporation reasonably anticipates that the distribution either would not result in a nonexempt short-swing transaction or would otherwise not result in liability under Section 16(b) of the Exchange Act. This Section 4.4(g) shall apply, however, only to the extent that the accelerated payment upon a conflict of interest determination conforms to Section 409A of the Code. Nothing in this Section 4.4(g) is intended to accelerate the vesting of the unvested portion of a Director’s Accounts.
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This Plan has been amended pursuant to resolution of the Board of Directors on October 1, 2024 effective as stated herein.

LOCKHEED MARTIN CORPORATION

By:	/s/ Maryanne R. Lavan

Maryanne R. Lavan
Senior Vice President, General Counsel and
Corporate Secretary

Date:	October 21, 2024